Exhibit (a)(5)(C)

ON SEMICONDUCTOR COMMENCES TENDER OFFER FOR

ACQUISITION OF CALIFORNIA MICRO DEVICES CORPORATION

ACQUISITION WILL SIGNIFICANTLY STRENGTHEN COMPANY’S OFFERING OF APPLICATION SPECIFIC INTEGRATED PASSIVE DEVICES

PHOENIX, Ariz. — Dec. 28, 2009 — ON Semiconductor (Nasdaq: ONNN) today announced that it has commenced its tender offer for the acquisition of California Micro Devices Corporation (Nasdaq: CAMD).

This move represents the next step toward an acquisition first announced on Dec. 14. As previously reported: “The acquisition of California Micro Devices (CMD) will significantly strengthen our offering of application specific integrated passive (ASIP) devices to protect products in the wireless, computing and consumer electronics end-markets,” said Keith Jackson, ON Semiconductor president and CEO. “In addition, CMD’s expertise in protection solutions for the high brightness LED (HBLED) market, as well as their strengths in LC-based EMI (electromagnetic interference) filtering and low capacitance ESD (electrostatic discharge) protection, complement our existing portfolio of protection and lighting solutions. With technology and process development expertise in ESD and EMI protection, CMD is highly differentiated in the marketplace – as demonstrated by their strong relationships with leading global customers across multiple large and growing applications. Combined with ON Semiconductor’s global sales channel footprint and effective channels of distribution, we expect to be able to support a broader and deeper penetration of CMD’s overall product portfolio with market-leading customers. This should enable us to accelerate revenue growth for CMD’s products and increase market share. We also believe CMD’s products and operations will benefit from ON Semiconductor’s world-class manufacturing capabilities.”

The cash tender, through PAC-10 Acquisition Corporation, an indirect, wholly-owned ON Semiconductor subsidiary, is for all outstanding shares of CMD common stock at a price of $4.70 per share, without interest and less any applicable withholding or stock-transfer taxes.

The tender offer is subject to conditions set forth in the Offer to Purchase, including a minimum share-tender condition and other customary conditions, as described in the Offer to Purchase.

Unless extended, the tender offer and any withdrawal rights to which CMD stockholders may be entitled will expire at midnight, U.S. Eastern Time, on Tuesday, January 26, 2010 (which is the end of the day on January 26, 2010). Following acceptance for payment of shares in the tender offer and completion of the transactions contemplated in the merger agreement and described in the Offer to Purchase, CMD will become an indirect, wholly owned subsidiary of ON Semiconductor.

Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials filed by ON Semiconductor and PAC-10 Acquisition Corporation with the SEC on December 28, 2009. In addition, on December 28, 2009, CMD filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available free of charge from Georgeson, the information agent for the tender offer, toll-free at (866) 695-6073 or via email at calmicinfo@georgeson.com (banks and brokers call collect (212) 440-9800). Computershare Trust Company, N.A. is acting as depositary for the tender offer. GCA Savvian Advisors, LLC is acting as dealer manager for the tender offer.

ON Semiconductor Commences Tender Offer For Acquisition Of California Micro Devices Corporation

About ON Semiconductor

With its global logistics network and broad product portfolio, ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance, energy efficient, silicon solutions that enable designers to quickly and cost-effectively improve system efficiency for electronics in the computing, communications, consumer, lighting, automotive, industrial, medical and military/aerospace markets. The company’s portfolio includes power management, signal, logic, discrete and custom devices. The company operates a network of manufacturing facilities, sales offices, and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

Securities Law Disclosure and Additional Information

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that ON Semiconductor and PAC-10 Acquisition Corporation have filed with the SEC on a Tender Offer Statement on Schedule TO on December 28, 2009. In addition, California Micro Devices Corporation has filed a Solicitation Recommendation Statement on Schedule 14D-9 with respect to the tender offer on December 28, 2009.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the commencement, consummation, and benefits of the proposed transaction between ON Semiconductor Corporation (“ON”) and California Micro Devices Corporation (“California Micro Devices”) and the future financial performance of ON. These forward-looking statements are based on information available to ON and California Micro Devices as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond ON’s or California Micro Devices’ control. In particular, such risks and uncertainties include difficulties encountered in integrating merged businesses; the risk that the tender offer is unsuccessful (either because enough shares are not tendered or because other conditions are not timely satisfied) or that the follow-on merger does not close or is delayed, including the risk that the requisite stockholder and regulatory approvals, if any, may not be obtained; the possibility that expected benefits and cost savings may not materialize as expected, the variable demand and the aggressive pricing environment for semiconductor products; dependence on each company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for its current products; the adverse impact of competitive product announcements; revenues and operating performance; poor economic conditions and markets, including the current credit markets; the cyclical nature of the semiconductor industry; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses; significant litigation; risks associated with acquisitions and dispositions; risks associated with leverage and restrictive covenants in debt agreements; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; risks and costs

ON Semiconductor Commences Tender Offer For Acquisition Of California Micro Devices Corporation

associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002); and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2009, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s SEC filings, and California Micro Devices’ Annual Report on Form 10-K, as filed with the SEC on June 15, 2009, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of California Micro Devices’ SEC filings. These forward-looking statements should not be relied upon as representing ON Semiconductor’s or California Micro Devices views as of any subsequent date and neither undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

CONTACTS

Anne Spitza	Ken Rizvi
Corporate Communications	M&A, Treasury & Investor Relations
ON Semiconductor	ON Semiconductor
(602) 326-0071	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com